Exhibit 99

            Vishay Reports Results for Second Quarter 2007


    -- Sales for second quarter 2007 increased by $57.7 million, or 8.8%, compared to first quarter 2007, due to recent acquisitions.

    -- Net earnings of $0.22 per diluted share for the second quarter 2007 have been negatively affected by the after tax impact of certain items (enumerated below) of $0.04 per share for adjusted earnings per share of $0.26.

    -- Cash generated from operations was $69 million and capital expenditures were $42 million in the second quarter 2007.

    -- Discrete semiconductor product lines acquired from International Rectifier were accretive in the second quarter 2007.


    MALVERN, Pa.--(BUSINESS WIRE)--Aug. 2, 2007--Dr. Felix Zandman, Executive Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE:VSH), announced today that net revenues for the fiscal quarter ended June 30, 2007 were $715.9 million, compared to $660.5 million for the fiscal quarter ended July 1, 2006. Net income from continuing operations for the fiscal quarter ended June 30, 2007 was $42.0 million, or $0.22 per diluted share, compared with net earnings for the fiscal quarter ended July 1, 2006 were $42.8 million, or $0.22 per diluted share.

    On April 1, 2007, Vishay acquired the Power Control Systems ("PCS") business of International Rectifier Corporation. The Company intends to sell the automotive modules and subsystems business unit ("ASBU") acquired as part of the PCS business. The operations of the ASBU have been classified as discontinued operations for the quarter ended June 30, 2007. The loss from discontinued operations for the quarter was $1.3 million, resulting in net earnings of $40.7 million, or $0.22 per diluted share.

    Net income from continuing operations of $42.0 million, or $0.22 per diluted share, for the second quarter of 2007 was impacted by pre-tax charges for restructuring and severance costs of $1.2 and related asset write-downs of $2.7 million. These items and their tax-related consequences, plus additional tax expense for changes in uncertain tax positions of $3.4 million, had a negative $0.04 per share effect on income from continuing operations.

    Net earnings of $42.8 million, or $0.22 per diluted share, for the second quarter of 2006 were impacted by pre-tax charges for restructuring and severance costs of $8.2 million, related asset write-downs of $3.8 million, losses resulting from adjustments to previously existing purchase commitments of $0.8 million for tantalum powder and wire, a loss on early extinguishment of debt of $2.9 million associated with the repurchase of the Company's Liquid Yield Option Notes, and an adjustment to increase the estimated cost of environmental remediation obligations associated with the 2001 General Semiconductor acquisition of $3.6 million. These items and their tax-related consequences had a negative $0.06 effect on earnings per share.

    Net revenues for the six fiscal months ended June 30, 2007 were $1,374.1 million, compared to $1,291.6 million for the six fiscal months ended July 1, 2006. Net income from continuing operations for the six fiscal months ended June 30, 2007 was $92.0 million, or $0.48 per diluted share, compared with net earnings for the six fiscal months ended July 1, 2006 of $81.0 million, or $0.41 per diluted share.

    Net income from continuing operations of $92.0 million, or $0.48 per diluted share, for the six fiscal months ended June 30, 2007 was impacted by pre-tax charges for restructuring and severance costs of $3.3 million and related asset write-downs of $2.7 million. These items and their tax-related consequences, plus additional tax expense for changes in uncertain tax positions of $3.4 million, had a negative $0.04 per share effect on income from continuing operations.

    Net earnings of $81.0 million, or $0.41 per diluted share, for the six fiscal months ended July 1, 2006 were impacted by pre-tax charges for restructuring and severance costs of $8.9 million, related asset write-downs of $3.9 million, write-downs of tantalum inventories to current market value of $8.2 million, losses resulting from adjustments to previously existing purchase commitments of $4.1 million, a loss on early extinguishment of debt of $2.9 million, and an adjustment to increase the estimated cost of environmental remediation obligations associated with the 2001 General Semiconductor acquisition of $3.6 million. These items and their tax-related consequences had a negative $0.12 effect on earnings per share.

    Commenting on the results for the second quarter 2007, Dr. Paul stated, "After a strong start into the year, the revenues for Vishay stabilized in the second quarter 2007 on a solid level.

    The PCS business that we acquired on April 1, 2007 from International Rectifier consists of two discrete semiconductor businesses and an automotive modules and subsystems business unit ("ASBU"). We concluded that ASBU would not satisfactorily complement Vishay's strategy and operations. Consequently, we announced Vishay's intent to sell ASBU. The discrete semiconductor businesses acquired as part of PCS contributed $51.8 million of sales in the second quarter and already were accretive to earnings. After a slow start in the first month after the acquisition, we expect the acquired semiconductor businesses to quickly reach a yearly run-rate of sales of $240 million. We project a contribution of approximately $11 million from the acquired semiconductor businesses to Vishay's operating profit by the first quarter 2008."

    Regarding the outlook for the third quarter 2007, Dr. Paul continued, "Our guidance for sales is in the range of $710 million to $730 million. We expect the acquired product lines to continue to grow, whereas our traditional business is expected to experience some softening due to seasonal market conditions in Europe."

    Commenting on the Company's acquisition activities, Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, stated, "We are very pleased with the discrete semiconductor businesses acquired from International Rectifier. They are performing as expected. We believe that we can grow these businesses organically and that they will become a strong contributor to Vishay's bottom line in the near future. We continue to see the semiconductor space as an area for organic growth and potential acquisitions."

    Regarding the Company's R&D activities, Dr. Zandman noted, "Our R&D programs are on target. The share of new products released to the market continues to increase."

    A conference call to discuss second quarter financial results is scheduled for Thursday, August 2, 2007 at 10:00 a.m. (EDT). The dial-in number for the conference call is 877-589-6174 (+1
706-643-1406 if calling from outside the United States or Canada) and the conference ID is #6231732.

    There will be a replay of the conference call from 12:30 p.m.
(EDT) on Thursday, August 2, 2007 through 11:59 p.m. (EDT) on Thursday, August 9, 2007. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #6231732.

    There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

    Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

    Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues and the anticipated future benefits of the Company's acquisition and research and development programs, including the anticipated future benefits of the PCS business acquisition, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve; competition and technological changes in our industries; difficulties in implementing our cost reduction strategies; difficulties in new product development; our ability to identify suitable acquisition targets and to successfully negotiate and consummate their acquisition, difficulties in integrating acquired companies, including the recently acquired PCS business; and otherwise realizing the anticipated benefits of their operations, our ability to attract and retain highly qualified personnel, particularly in respect of our acquired businesses; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Also, we can provide no assurance as to the timing of the disposition of ASBU or whether we can dispose of ABSU on terms we consider attractive or at all.

    Management believes that stating the impact on net earnings of items such as restructuring and severance, asset write-downs, charges for in-process research and development, gains or losses on purchase commitments, special tax items and other items not reflecting on-going operating activities is meaningful to investors because it provides insight with respect to intrinsic operating results of the Company and, management believes, is a common measure of performance in the industries in which the Company competes. Investors should be aware, however, that this is a non-GAAP measure of performance and should not be considered as a substitute for the comparable GAAP measure.



VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

                                                 Fiscal quarter ended
                                                  June 30,   July 1,
                                                    2007       2006
                                                 ---------- ----------

Net revenues                                     $ 715,861  $ 660,523
Costs of products sold                             537,946    479,808
Loss on purchase commitments                             -        794
                                                 ---------- ----------
Gross profit                                       177,915    179,921
  Gross margin                                        24.9%      27.2%

Selling, general, and administrative expenses
 (a)                                               113,114    104,317
Restructuring and severance costs                    1,240      8,227
Asset write-downs                                    2,665      3,794
                                                 ---------- ----------
Operating income                                    60,896     63,583
  Operating margin                                     8.5%       9.6%

Other income (expense):
  Interest expense                                  (7,407)    (8,407)
  Loss on early extinguishment of debt                   -     (2,854)
  Minority interest                                   (258)      (381)
  Other                                              4,208      3,723
                                                 ---------- ----------
   Total other income (expense) - net               (3,457)    (7,919)
                                                 ---------- ----------

Income from continuing operations, before taxes     57,439     55,664

Income taxes                                        15,394     12,822
                                                 ---------- ----------

Income from continuing operations                   42,045     42,842

Loss from discontinued operations, net of tax       (1,298)         -

                                                 ---------- ----------
Net earnings                                     $  40,747  $  42,842
                                                 ========== ==========

Basic earnings (loss) per share:*
  Continuing operations                          $    0.23  $    0.23
  Discontinued operations                        $   (0.01) $       -
  Net earnings                                   $    0.22  $    0.23

Diluted earnings (loss) per share:*
  Continuing operations                          $    0.22  $    0.22
  Discontinued operations                        $   (0.01) $       -
  Net earnings                                   $    0.22  $    0.22

Weighted average shares outstanding - basic        185,422    184,419

Weighted average shares outstanding - diluted      192,578    217,803

* May not add due to rounding.



    (a) The fiscal quarter ended July 1, 2006 includes $3,600 of expenses within selling, general and administrative expenses to increase the estimated cost of environmental obligations associated with the 2001 General Semiconductor acquisition.



VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

                                               Six fiscal months ended
                                                June 30,     July 1,
                                                  2007        2006
                                               ----------- -----------

Net revenues                                   $1,374,053  $1,291,609
Costs of products sold (b)                      1,020,987     951,094
Loss on purchase commitments                            -       4,097
                                               ----------- -----------
Gross profit                                      353,066     336,418
  Gross margin                                       25.7%       26.0%

Selling, general, and administrative expenses
 (c)                                              220,102     200,169
Restructuring and severance costs                   3,266       8,925
Asset write-downs                                   2,665       3,874
                                               ----------- -----------
Operating income                                  127,033     123,450
  Operating margin                                    9.2%        9.6%

Other income (expense):
  Interest expense                                (14,598)    (17,064)
  Loss on early extinguishment of debt                  -      (2,854)
  Minority interest                                  (547)       (567)
  Other                                            11,293       8,004
                                               ----------- -----------
   Total other income (expense) - net              (3,852)    (12,481)
                                               ----------- -----------

Income from continuing operations, before
 taxes                                            123,181     110,969

Income taxes                                       31,172      29,967
                                               ----------- -----------

Income from continuing operations                  92,009      81,002

Loss from discontinued operations, net of tax      (1,298)          -

                                               ----------- -----------
Net earnings                                   $   90,711  $   81,002
                                               =========== ===========

Basic earnings (loss) per share:*
  Continuing operations                        $     0.50  $     0.44
  Discontinued operations                      $    (0.01) $        -
  Net earnings                                 $     0.49  $     0.44

Diluted earnings (loss) per share:*
  Continuing operations                        $     0.48  $     0.41
  Discontinued operations                      $    (0.01) $        -
  Net earnings                                 $     0.47  $     0.41

Weighted average shares outstanding - basic       184,942     184,345

Weighted average shares outstanding - diluted     203,702     218,204

* May not add due to rounding.



    (b) The six fiscal months ended July 1, 2006 includes write-downs of tantalum inventories of $8,228 within costs of products sold.

    (c) The six fiscal months ended July 1, 2006 includes $3,600 of expenses within selling, general and administrative expenses to increase the estimated cost of environmental obligations associated with the 2001 General Semiconductor acquisition.



VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)


                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
Assets                                       (Unaudited)
Current assets:
  Cash and cash equivalents                  $   386,667  $   671,586
  Accounts receivable - net                      454,404      351,656
  Inventories:
    Finished goods                               169,526      163,576
    Work in process                              222,105      194,734
    Raw materials                                173,442      178,543
  Deferred income taxes                           43,407       38,368
  Prepaid expenses and other current assets      138,054      128,784
  Assets held for sale                            65,450            -
                                             ------------ ------------
Total current assets                           1,653,055    1,727,247

Property and equipment, at cost:
  Land                                           101,022       94,803
  Buildings and improvements                     460,215      441,659
  Machinery and equipment                      1,917,840    1,818,660
  Construction in progress                        88,071       85,288
  Allowance for depreciation                  (1,399,386)  (1,316,045)
                                             ------------ ------------
     Net property and equipment                1,167,762    1,124,365

Goodwill                                       1,622,528    1,463,992

Other intangible assets, net                     198,452      168,263

Other assets                                     182,641      208,029
                                             ------------ ------------
     Total assets                            $ 4,824,438  $ 4,691,896
                                             ============ ============




VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)
                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
                                             (Unaudited)
Liabilities and stockholders' equity
Current liabilities:
  Notes payable to banks                     $      4,551 $        526
  Trade accounts payable                          139,432      145,919
  Payroll and related expenses                    129,855      132,922
  Other accrued expenses                          216,457      203,986
  Income taxes                                     48,136       47,333
  Current portion of long-term debt                 1,901        3,728
  Liabilities related to assets held for
   sale                                            13,085            -
                                             ------------ ------------
Total current liabilities                         553,417      534,414

Long-term debt less current portion               607,528      608,434
Deferred income taxes                              18,167       15,923
Deferred grant income                               3,048        5,732
Other liabilities                                 133,422      155,963
Accrued pension and other postretirement
 costs                                            289,818      285,823

Minority interest                                   4,798        4,794

Stockholders' equity:
  Common stock                                     17,197       17,010
  Class B common stock                              1,435        1,436
  Capital in excess of par value                2,251,143    2,229,972
  Retained earnings (d)                           885,522      796,902
  Accumulated other comprehensive income           58,943       35,493
                                             ------------ ------------
     Total stockholders' equity                 3,214,240    3,080,813
                                             ------------ ------------
       Total liabilities and stockholders'
        equity                               $  4,824,438 $  4,691,896
                                             ============ ============


    (d) Reflects adjustment of $2,091 to initially apply the provisions of FASB Interpretation No. 48, adopted January 1, 2007.



VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Earnings Per Share
(Unaudited - In thousands except earnings per share)

                                  Fiscal quarter    Six fiscal months
                                        ended              ended
                                 June 30,  July 1,  June 30,  July 1,
                                    2007     2006      2007     2006
                                 --------- -------- --------- --------

Numerator:

Numerator for basic earnings per
 share:
   Income from continuing
    operations                   $ 42,045  $ 42,842 $ 92,009  $ 81,002
   Loss from discontinued
    operations                     (1,298)        -   (1,298)        -
                                 --------- -------- --------- --------
   Net earnings                  $ 40,747  $ 42,842 $ 90,711  $ 81,002
                                 ========= ======== ========= ========

Adjustment to the numerator for
 continuing operations and net
 earnings:
     Interest savings assuming
      conversion of dilutive
      convertible and
      exchangeable notes, net of
      tax (e)                         913     4,678    4,918     9,476
                                 --------- -------- --------- --------

Numerator for diluted earnings
 per share:
   Income from continuing
    operations                   $ 42,958  $ 47,520 $ 96,927  $ 90,478
   Loss from discontinued
    operations                     (1,298)        -   (1,298)        -
                                 --------- -------- --------- --------
   Net earnings                  $ 41,660  $ 47,520 $ 95,629  $ 90,478
                                 ========= ======== ========= ========

Denominator:
Denominator for basic earnings
 per share:
     weighted average shares      185,422   184,419  184,942   184,345

Effect of dilutive securities
     Convertible and
      exchangeable notes (e)        6,177    32,351   17,925    32,916
     Employee stock options           872       947      728       858
     Other                            107        86      107        85
                                 --------- -------- --------- --------
     Dilutive potential common
      shares                        7,156    33,384   18,760    33,859
                                 --------- -------- --------- --------

Denominator for diluted earnings
 per share:
     adjusted weighted average
      shares                      192,578   217,803  203,702   218,204
                                 ========= ======== ========= ========

Basic earnings (loss) per
 share:*
  Continuing operations          $   0.23  $   0.23 $   0.50  $   0.44
  Discontinued operations        $  (0.01) $      - $  (0.01) $      -
  Net earnings                   $   0.22  $   0.23 $   0.49  $   0.44

Diluted earnings (loss) per
 share:*
  Continuing operations          $   0.22  $   0.22 $   0.48  $   0.41
  Discontinued operations        $  (0.01) $      - $  (0.01) $      -
  Net earnings                   $   0.22  $   0.22 $   0.47  $   0.41

* May not add due to rounding.


    Diluted earnings per share for the periods presented do not reflect the following weighted-average potential common shares, as the effect would be antidilutive:



                                   Fiscal quarter    Six fiscal months
                                         ended             ended
                                  June 30,  July 1,  June 30,  July 1,
                                     2007     2006      2007     2006
                                  --------- -------- --------- -------
Convertible and exchangeable
 notes:
  Convertible Subordinated Notes,
   due 2023 (e)                      23,496        -    11,748       -
  Exchangeable Unsecured Notes,
   due 2102                               -        -         -       -
  LYONs, due 2021 (f)                     -        -         -       -
Weighted average employee stock
 options                              2,527    4,112     3,297   4,697
Weighted average warrants             8,824    8,824     8,824   8,824


    (e) In June 2007, the Company's Board of Directors adopted a resolution pursuant to which the Company intends to waive its rights to settle the principal amount of the notes in shares of Vishay common stock. In accordance with the resolution of its Board, in the future if notes are tendered for repurchase, Vishay will pay the repurchase price in cash, and if notes are submitted for conversion, Vishay will value the shares issuable upon conversion and will pay in cash an amount equal to the principal amount of the converted notes and will issue shares in respect of the conversion value in excess of the principal amount. Accordingly, for the second quarter of 2007 and future periods, the Company calculates the number of shares issuable under the terms of the notes based on the average market price of Vishay common stock during the period, and includes that number in the total diluted shares figure for the period. If the average market price is less than $21.28, no shares will be included in the diluted earnings per share computation, as the effect would be antidilutive.

    For periods prior to the second quarter of 2007, the notes were considered conventional convertible debt, and included in the earnings per share computation assuming they were converted into 23,496 shares of common stock if the effect of their inclusion was dilutive.

    (f) The LYONs were redeemed in June 2006. Prior to redemption, they were convertible into 3,809 shares of common stock.


    CONTACT: Vishay Intertechnology, Inc.
             Richard N. Grubb
             Executive Vice President and Chief Financial Officer
             +1 610-644-1300
             or
             Peter G. Henrici
             Senior Vice President Corporate Communications
             +1 610-644-1300